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                                                                  EXHIBIT 4.1(a)

                                FIRST AMENDMENT
                                      TO
                             AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                              PIMCO ADVISORS L.P.

     Pursuant to the power of attorney granted to PIMCO Partners, G.P. as General Partner of PIMCO Advisors L.P. by Section 10.1 of the Amended and Restated Agreement of Limited Partnership ("Partnership Agreement") of PIMCO Advisors L.P., PIMCO Partners, G.P. hereby:

     (1) Amends the definition of "Operating Profit Available for Distribution" as set forth in Section 5.1 of the Partnership Agreement to read in full as follows:

     "Operating Profit Available for Distribution" of the Partnership shall
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mean, for any period, the net income of the Partnership as determined for financial accounting purposes under generally accepted accounting principles; provided, that Operating Profit Available for Distribution for any period as so determined shall be adjusted in accordance with the following special rules and/or clarifications:

     (a) Operating Profit Available for Distribution shall be determined without regard to losses of any subsidiary of the Partnership, such as a Subchapter C corporation, which is not a flow-through entity for tax purposes.

     (b) Operating Profit Available for Distribution shall be determined without regard to accrued revenues from performance fees unless such fees are not subject to forfeiture.

     (c) Operating Profit Available for Distribution shall be determined without regard to any income or deductions attributable to the grant, amendment, vesting or exercise of any option or other right to purchase or receive Units or other equity interests in the Partnership.
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     (d)  Operating Profit Available for Distribution shall be determined without regard to any amortization of goodwill and other intangible assets.

     (2) Determines that the foregoing amendment (i) does not affect the holders of any class or series of Units or Partnership Interest in any material respect, (ii) is required to effect the intent of the provisions of the Partnership Agreement or otherwise contemplated by the Partnership Agreement, and (iii) is required to cure or otherwise correct an ambiguity, error or omission in the provisions of the Partnership Agreement relating to Unit distributions.

     This Amendment is executed in Newport Beach, California on April 25, 1995, and shall be effective as of January 1, 1995.

                                  PIMCO PARTNERS, G.P.,
                                    a California general partnership
                                  General Partner

                                  By PIMCO PARTNERS, LLC,
                                       a California limited liability
                                       company

                                     Its General Partner


                                  By /s/ William S. Thompson
                                     ________________________________________
                                       William S. Thompson
                                       Chief Executive Officer

                                  By PACIFIC INVESTMENT MANAGEMENT
                                       COMPANY,
                                       a California corporation
                                     Its General Partner


                                  By /s/ Khanh T. Tran
                                     ________________________________________

                                       Khanh T. Tran
                                       Treasurer


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